Exhibit 99.(a)(1)(B)

OFFER TO EXCHANGE CERTAIN

OUTSTANDING OPTIONS FOR REPLACEMENT OPTIONS

ELECTION FORM

I have received the Offer to Exchange Certain Outstanding Options for Replacement Options, including the related cover letter, the Summary Term Sheet, the Glossary of Terms Used in the Offering Documents and the Questions and Answers (collectively, the “Offer Documents”) from Entropic Communications, Inc. (the “Company” or “Entropic”), dated April 16, 2009, pursuant to which the Company is offering Eligible Participants the opportunity to exchange grants of Eligible Options for Replacement Options. I understand that the Company expects to cancel the Eligible Options being exchanged on the Expiration Date and to grant the Replacement Options on the first business day following the Expiration Date. Defined terms not explicitly defined herein shall have the same definitions as in the Offer Documents.

Pursuant to the terms of the Offer, I elect to cancel one or more grants of Eligible Options held by me, as specified below, in exchange for a right to receive Replacement Options to purchase two-thirds (2/3rds) the number of shares of Entropic common stock underlying the grant(s) of Eligible Options that I tender for exchange, rounded up to the nearest whole share, at an exercise price equal to the Fair Market Value of Entropic common stock on the date the Replacement Options are granted. I hereby agree that, unless I withdraw or change my election before 5:00 p.m., Pacific Time, on May 14, 2009 (unless the Company extends the expiration of the Offer), my election will be irrevocable, and, if accepted by the Company, such surrendered Eligible Options will be cancelled in their entirety on May 14, 2009 (unless the Company extends the expiration of the Offer).

I understand and agree that the Replacement Options issued pursuant to the Offer will be granted under the 2007 Plan and will be completely unvested at the time they are granted, even if the Eligible Option grant exchanged in the Offer was fully or partially vested. I understand and agree that if a Change in Control does not occur on or prior to the Cliff Vesting Date, then, subject to the terms of the 2007 Plan, the new vesting schedule of the Replacement Options will be determined by adding 12 (twelve) months to each vesting date (including vesting dates that have already occurred and vesting dates that are scheduled to occur in the future) under the current vesting schedule of the Eligible Options being exchanged; provided, however, in no event will any Replacement Options vest sooner than the Cliff Vesting Date. In addition, I understand and agree that if the Cliff Vesting Date falls on a day that is not within an open “window period” under the Window Period Policy, I will not exercise any vested Replacement Options until the “window” opens, whether or not I am subject to the Window Period Policy at the end of such period. I understand and agree that if a Change in Control occurs on or prior to the Cliff Vesting Date, then, subject to the terms of the 2007 Plan, on the Change in Control Vest Date, (i) if an Eligible Option grant tendered for exchange is completely unvested as of date it was cancelled, 25% of the Replacement Options that replace such Eligible Option grant will become vested; and (ii) if the Eligible Option grant tendered for exchange is partially vested as of the date it was cancelled, the percentage of the Replacement Options that will become vested on such date will be equal to the percentage of the Vested Eligible Options. Furthermore, I understand and agree that commencing on the first month following the Change in Control Vest Date, the Replacement Options that had not vested as of the Change in Control Vest Date will vest in a specified number of equal monthly installments equivalent to the number of installments over which the Unvested Eligible Options would have vested prior to their cancellation.

I UNDERSTAND AND ACKNOWLEDGE THAT IF I EXCHANGE ONE OR MORE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND MY CONTINUOUS SERVICE TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, I WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS I HAVE RECEIVED THAT REMAINS UNVESTED AT THE TIME MY CONTINUOUS SERVICE TERMINATES. I UNDERSTAND AND ACKNOWLEDGE THAT IF MY CONTINUOUS SERVICE TERMINATES FOR ANY REASON BEFORE THE EARLIER OF THE CLIFF VESTING DATE OR THE CHANGE IN CONTROL VEST DATE, I WILL FORFEIT ALL OF THE REPLACEMENT OPTIONS I HAVE RECEIVED.

I understand and acknowledge that by electing to cancel the following grants of Eligible Options, I will cause all Eligible Options that were incentive stock options (ISOs) to be exchanged for nonstatutory stock options, and will forfeit any right I may have had to early exercise the unvested portion of my Eligible Options. I acknowledge and agree that all of the Replacement Options I receive will be governed by the terms of the 2007 Plan, whether or not the

Eligible Options I surrendered for exchange were issued under the 2007 Plan. Subject to my Continuous Service to the Company, the Replacement Options that I receive will expire on the same expiration date as the Eligible Options I submit for cancellation and exchange.

I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer Documents, the following grant(s) of Eligible Options:

Option Number	Option Grant Date	Exercise Price	Number of Option Shares Outstanding

A list of all your outstanding options can be obtained via e-mail from the Company’s Human Resources Department at stockadministration@entropic.com.

☐	I have attached an additional sheet listing my name and any additional grant(s) of Eligible Option that I wish to cancel.

☐	This Election Form is being submitted to replace, it its entirety, a previously submitted Election Form or Notice of Withdrawal.

I acknowledge that I will have no right to exercise all or any part of the cancelled grant(s) of Eligible Options after the date of this election (unless I withdraw or change this election), and that such Eligible Options will be cancelled as of May 14, 2009 (unless the Company extends the expiration of the Offer).

I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to remain employed with, or provide Continuous Service to, the Company. I agree that the Company has made no representations or warranties to me regarding this Offer or the future pricing of Entropic’s common stock, and that my participation in this Offer is at my own election.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	E-mail Address Date and Time

PLEASE SUBMIT THE COMPLETED ELECTION FORM TO THE COMPANY BY:

•	Sending a PDF copy of your completed and signed Election Form via e-mail to stockadministration@entropic.com;

•	Faxing a copy of your completed and signed Election Form to the attention of Suzanne Zoumaras at (858) 546-2411; or

•

Delivering or sending your completed and signed Election Form by hand, registered mail or courier to: Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, Attention: Suzanne Zoumaras.

ALL ELECTION FORMS MUST BE RECEIVED AT OR BEFORE

5:00 P.M., PACIFIC TIME, ON MAY 14, 2009.

THE COMPANY’S HUMAN RESOURCES DEPARTMENT WILL SEND YOU AN E-MAIL CONFIRMATION

WITHIN TWO BUSINESS DAYS OF RECEIPT.

INSTRUCTIONS TO THE ELECTION FORM

1. Delivery of Election Form. A properly completed and executed copy of this Election Form must submitted to the Company’s Human Resources department before 5:00 p.m., Pacific Time, on May 14, 2009 (the “Expiration Date”) by: (i) sending a PDF copy of the completed and executed Election Form via e-mail to stockadministration@entropic.com; (ii) faxing a copy of the completed and executed Election Form to the attention of Suzanne Zoumaras at (858) 546-2411; or (iii) delivering or sending the completed and executed Election Form by hand, registered mail or courier to: Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, Attention: Suzanne Zoumaras.

The method by which you deliver any required documents is at your option and risk, and the delivery of such documents will be deemed made only when actually received by the Company’s Human Resources department. You should allow sufficient time to ensure timely delivery.

2. Withdrawal. You may withdraw this Election Form at any time before the Expiration Date. If the Company extends the expiration of the Offer beyond that time, you may withdraw at any time prior to the extended Expiration Date. To withdraw you must deliver a signed and dated Notice of Withdrawal to the Company’s Human Resources department in accordance with the Instructions to the Notice of Withdrawal. You may not rescind your election to withdraw, and any attempt to do so will be deemed not properly made for purposes of the Offer. You may, however, complete and deliver a new Election Form following the procedures described in these Instructions to the Election Form in order to elect to participate in the Offer. Upon the receipt of such new, properly filled out, signed and dated Election Form, any previously delivered Election Form or Notice of Withdrawal will be disregarded and will be considered replaced in full by the new Election Form.

3. Change of Election. As noted in the Offer Documents, you may select individual grants of Eligible Options to be exchanged for Replacement Options. You do not have to exchange all of your Eligible Option grants, but for each Eligible Option grant you do choose to exchange, you must cancel the entire outstanding, unexercised portion. You may change your mind about which Eligible Option grants you would like to exchange at any time before the Expiration Date. If the Company extends the expiration of the Offer beyond that time, you may change your election regarding particular Eligible Option grants you elected to exchange at any time prior to the extended Expiration Date. To change your election regarding any particular Eligible Option grants you previously elected to exchange while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in these Instructions to the Election Form. You must indicate on the new Election Form that it replaces a previously submitted Election Form in the check box provided on the form. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form. The Company will not accept any alternative, conditional or contingent exchanges. Although it is the Company’s intent to send you a confirmation of receipt of this Election Form, by signing this Election Form (or an electronic copy or facsimile of it), you waive any right to receive any notice of the Company’s receipt of the Election Form. Any confirmation of receipt sent to you will merely be a notification that the Company has received your Election Form and does not mean that your Eligible Option Grants have been cancelled. Your Eligible Option Grants that are accepted for exchange will not be cancelled until the Expiration Date.

4. Inadequate Space. If the space provided in this Election Form is inadequate, the information requested by the table on this Election Form regarding the options to be exchanged should be provided on a separate schedule attached to this Election Form. You must print your name on, and sign, any attached schedules. Any attached schedules should be delivered with this Election Form, and will be considered part of this Election Form.

5. Exchange of Eligible Options. If you intend to exchange Eligible Option grants through the Offer, you must complete the table on this Election Form by providing the option grant number, option grant date, exercise price, and the total number of option shares outstanding for each Eligible Option grant that you intend to cancel and exchange for an equivalent number of Replacement Options.

The Company will not accept partial exchanges of individual grants of Eligible Options. Accordingly, you may exchange all or none of the shares outstanding pursuant to each grant of Eligible Options.

6. Other Information on this Election Form. In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed it. You must also include your e-mail address and your employee identification or social security number, as appropriate.

7. Requests for Assistance or Additional Copies. Additional copies of the Offer Documents or this Election Form can be obtained on ENTRance, the Company’s intranet, or by contacting the Company’s Human Resources department via email at stockadministration@entropic.com.